Exhibit 10.1

April 1, 2016

Diana F. Hausman, M.D.

c/o Oncothyreon Inc.

2601 Fourth Ave., Suite 500

Seattle, WA 98121

Re: Resignation from Oncothyreon Inc.

Dear Diana:

This letter agreement states the understanding and agreement between you and Oncothyreon Inc. (the “Company”) with respect to your resignation from the Company.

The agreement between you and the Company is as follows:

1. Resignation. You voluntarily resign from the Company effective April 1, 2016 (the “Separation Date”).

2. Severance Obligations.

(a) Accrued Obligations. The Company will pay you (i) earned salary, (ii) any accrued but unused vacation, and (iii) reimbursement of any outstanding expenses after receiving the customary and necessary substantiation, in each case, as of the Separation Date.

(b) Exercise of Option Awards. Subject to Section 3 below, all of your vested and exercisable options as of the Separation Date shall continue to be exercisable until 5:00 pm (Pacific Daylight Time) on June 30, 2016.

(c) COBRA. Subject to Section 3 below, if you timely elect continued health care under COBRA, the Company shall pay for your health care coverage under COBRA for the period commencing when your COBRA coverage commences through May 31, 2016 or, if earlier, until you are eligible to be covered under another substantially equivalent medical plan by a subsequent employer. However, if the Company determines it its sole discretion that it cannot provide this COBRA benefit without violating applicable law, the Company shall provide you with a lump sum payment in an amount equal to the then unreimbursed monthly COBRA premiums, which lump sum payment will be made on the first business day after the 60th day following the Separation Date.

(d) No Right to Severance. You acknowledge that you have no right to the payment of severance under any other agreement, plan, program, policy or practice including, without limitation, your offer letter dated July 9, 2009 or the December 3, 2009 or December 21, 2015 amendments to your offer letter.

(e) Tax Withholding. All payments made pursuant to this letter agreement will be subject to withholding of applicable taxes.

3. Conditions to Receipt of Severance Benefits.

(a) Separation Agreement and Release of Claims. The receipt of the benefits described in Sections 2(b) and (c) are subject to you signing and not revoking a release of claims in the form attached hereto as Exhibit A (the “Release”), with the release to become effective not later than thirty (30) days following the Separation Date. The Release provides (among other things) that you will not disparage the Company, its directors, or its executive officers and the Company similarly will not disparage, and will use its reasonable best efforts to ensure that the members of the Board and the Company’s senior executive officers do not disparage you.

(b) Non-solicitation. You agree that, for a period of one (1) year following the Separation Date, you will not directly or indirectly solicit, induce or influence any person to modify his or her employment or consulting relationship with the Company. We agree that general, publicly available notices or advertisements of open positions shall not constitute solicitation hereunder.

4. Transition. You will endeavor to be available from time to time during normal business hours over the next eight (8) weeks for telephone consultation to assist the Company with respect to the transition of your clinical responsibilities and clinical matters generally.

5. Confidential Information; Company Information and Materials. You acknowledge and agree that you continue to be bound by the Employee Invention Assignment and Confidentiality Agreement signed by you and you will abide by its terms. Within 5 business days after April 1, 2016, you will return to the Company (i) any computer, cell phone or other equipment owned by the Company, and (ii) all documents, papers and information in your possession. In addition, you will, during the same time period, transfer to the Company any and all information or documents stored on any computer, cell phone, portable device, tablet or other electronic device (collectively, “Devices”) of yours, and ensure the permanent destruction of such information and documents from each such Device.

6. Indemnification and Insurance. This letter agreement does not affect your rights to indemnification under the Indemnification Agreement effective as of

December 17, 2012 between the Company and you or the bylaws or certificate of incorporation of the Company or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

7. Notices. Any notices that it is necessary to deliver to you will be delivered to your last known residence address unless you notify the Company otherwise in writing. If you need to notify the Company, send the notice in writing to the Chief Financial Officer at the Company’s principal offices.

8. Integration; Severability. This letter agreement represents the entire agreement and understanding between you and the Company as to the subject matter herein and supersedes all prior discussions, representations or agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by you and a duly authorized representative of Company. If any provision of this letter agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without such provision.

9. Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understands all the provisions of this letter agreement, and are knowingly and voluntarily entering into this letter agreement.

If this letter agreement accurately and completely states the agreement between you and the Company with respect to your resignation and you agree with its contents, please sign and date the acknowledgement line below and return this letter to Julie Eastland at the Company. If you believe this letter is not accurate or complete or you do not agree with it, please let me know as soon as possible.

We appreciate your service to the Company and wish you the very best in your future endeavors.

Warm regards,

ONCOTHYREON INC.

/s/ Christopher Henney
Christopher Henney, Ph.D., D. Sc.
Interim Chief Executive Officer and Chairman of the Board

cc: Julia M. Eastland

ACKNOWLEDGED AND AGREED:

/s/ Diana F. Hausman
Diana F. Hausman, M.D.

Date	March 31, 2016

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